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              CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report (and to all references to our firm) included in or made a part of this registration statement. It should be noted that we have not audited any financial statements of Distribution Architects International, Inc. subsequent to September 30, 1998 or performed any audit procedures subsequent to the date of our report.



Phoenix, Arizona,
April 16, 1999.